UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 17, 2023

Athersys, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33876	20-4864095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3201 Carnegie Avenue,	Cleveland,	Ohio	44115-2634
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (216) 431-9900
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATHX	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.
Item 2.02. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Forbearance, Restructuring and Settlement Agreement
On May 17, 2023, Athersys, Inc. (the “Company”) and certain subsidiaries of the Company as guarantors entered into a Forbearance, Restructuring and Settlement Agreement (the “Forbearance Agreement”) with a supplier, which amends certain supply agreements between the Company and the supplier. Both of the aforementioned supply agreements, and all statements of work thereunder and invoices issued pursuant thereto, are collectively referred to as the “Agreements.”
The Forbearance Agreement, among other things, restructures the Company’s matured and unmatured liabilities owed to the supplier under the Agreements, comprised of past due and current due obligations in the approximate amount of $20.9 million and future obligations in the approximate amount of $9.8 million, less (i) approximately $3.9 million in credits applied by the strategic supplier based upon prior agreements. The Forbearance Agreement provides that the supplier agrees to forbear from exercising rights and remedies available as a result of existing overdue amounts under the Agreements, so long as the Company pays to the supplier an aggregate of $11.8 million, in monthly payments of $0.25 million, commencing in October 2023. The Forbearance Agreement also grants the supplier a right of first refusal in the form of an exclusive option to supply 50% of all material required for the manufacture of MultiStem® (invimestrocel) and any derivative products for five (5) years after the date that MultiStem receives regulatory approval for commercial sale. Finally, under the Forbearance Agreement, the Company is granting a limited release and exculpation of the supplier for accrued or unaccrued claims arising out of the Agreements, except that the limited release does not release: (i) any claims arising out of the supplier’s contractual warranty relating to product delivered or services performed by the supplier pursuant to the Agreements or (ii) any claims that may arise out of the performance by the supplier of its obligations under the Agreements following the effective date of the Forbearance Agreement.
Convertible Promissory Note
Pursuant to the terms of the Forbearance Agreement, on May 17, 2023, the Company issued a convertible promissory note to the supplier in the principal amount of $15.0 million (the “Note”). The Note bears interest at a rate of 10.0% per annum, which shall be capitalized and added to the principal amount semi-annually on January 1 and July 1, commencing on July 1, 2023, and must be repaid in full, including accrued and unpaid interest thereunder, on (or before, subject to certain conditions) May 17, 2026 (the “Maturity Date”). The Note provides for customary events of default, including nonpayment, failure to comply with covenants or other agreements in the Note, certain events of bankruptcy and an adverse judgment for payment of $3.0 million or more (each, an “Event of Default”). If an Event of Default occurs, then (i) the interest on the Note shall accrue at a rate of 14.0% per annum (or, if less, the maximum rate permitted by applicable law) and (ii) the Maturity Date may be accelerated. The obligations under the Note are guaranteed by certain of the Company’s existing subsidiaries. Subject to a beneficial ownership limitation of 19.99% of the Company’s outstanding common stock and any shareholder approval requirements, the supplier may elect, at its sole discretion, to convert any outstanding principal and interest on the Note into shares of common stock of the Company at a conversion price of $1.30 per share at any time after the 18-month anniversary of the date of issuance of the Note (or upon an Event of Default) until the total outstanding balance of the Note is paid.
The foregoing descriptions of the Forbearance Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the complete text of such documents. A copy of the Forbearance Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and a copy of the Note is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
Reference is made to the disclosure set forth under Item 2.03 above, which disclosure is incorporated herein by reference.
The issuance of the Note was and, upon conversion of the Note, the issuances of any shares of common stock issued under the Note will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder, as transactions not involving a public offering.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1*	Form of Convertible Promissory Note, dated May 17, 2023
99.1	Press Release, dated May 23, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*
Certain terms in this agreement have been omitted pursuant to Instruction 6 to Item 1.01 of Form 8-K because such terms are both not material and would likely cause competitive harm to the registrant if publicly disclosed. The registrant undertakes to furnish copies of any of the omitted schedules, exhibits and terms upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 23, 2023

ATHERSYS, INC.

By:	/s/ Daniel Camardo
Name: Daniel Camardo Title: Chief Executive Officer